Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:     Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media)
+1 336-436-8263
Media@labcorp.com

LabCorp to Announce Fourth Quarter and Full Year 2018 Financial Results on February 7, 2019
BURLINGTON, N.C., Jan. 16, 2019 - LabCorp® (NYSE: LH) will release its fourth quarter and full year 2018 financial results before the market opens on Thursday, Feb. 7, 2019, and then will host a conference call and webcast beginning at 9:00 a.m. EDT to discuss the results. The earnings release and accompanying financial information will be posted on the LabCorp Investor Relations website.
Interested parties can access the conference call by dialing 844-634-1444 within the U.S. and Canada, or 1-615-247-0253 internationally, using the passcode 1669755. In addition, a real-time webcast of the conference call will be available on the LabCorp Investor Relations website.
An audio replay of the conference call will be available from 1:00 p.m. EDT on Feb. 7, 2019, until 11:30 a.m. EDT on Feb. 21, 2019, by dialing 855-859-2056 within the U.S. and Canada, or 1-404-537-3406 internationally, using the passcode 1669755. The webcast of the conference call will be archived and accessible through Jan. 31, 2020, on the LabCorp Investor Relations website.
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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